Exhibit 99.1

Sabre statement on US Airways litigation

SOUTHLAKE, Texas - December 20, 2016 – Sabre Corporation (NASDAQ: SABR) released the following statement on today’s verdict in the US Airways litigation:

“The jury sorted through a complicated case that involved hypothetical economic theories, intricate technology discussions, and months of testimony. We continue to believe we operated fairly and lawfully in an extremely competitive marketplace as Sabre provides efficient distribution, innovative technology and transparency that benefits suppliers, travel agents and consumers alike. We will continue to defend the interests of consumers who seek transparent and efficient shopping, booking and servicing of travel; we therefore expect to file a motion to set aside the verdict immediately, which would award $5.1 million in single damages to US Airways. To the extent the Court declines to grant the motion to set aside the verdict, we will pursue an appeal. Sabre believes it acted lawfully and fairly, and we do not anticipate any impact to existing offerings. In the meantime, we will continue to work with American Airlines, focusing our efforts on helping them drive business success with smart technology.”

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About Sabre
Sabre Corporation is the leading technology provider to the global travel industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than US$120 billion of global travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world.

Contacts:

Media	Investors
Tim Enstice	Barry Sievert
+1-682-605-6162	sabre.investorrelations@sabre.com
tim.enstice@sabre.com